Exhibit 4.1

SECOND AMENDMENT TO FORBEARANCE AGREEMENT
AND

OMNIBUS AMENDMENT TO LOAN DOCUMENT

This SECOND AMENDMENT TO FORBEARANCE AGREEMENT AND OMNIBUS AMENDMENT TO LOAN DOCUMENTS (together with each exhibit, schedule and/or attachment hereto, this “Agreement”) dated as of October 20, 2020, is entered into by and among EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation (as a “Borrower” and also referred to as “EVO”), EVO HOLDING COMPANY LLC, a Delaware limited liability company (as a “Borrower”), and all Subsidiaries of each Borrower, as Guarantors, the Required Lenders under the Existing Financing Agreement that are party hereto, and CORTLAND CAPITAL MARKET SERVICES LLC and its successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent,” as applicable, and from time to time referred to herein without differentiation as an “Agent”).

Reference is made to the Financing Agreement, dated as of September 16, 2019, entered into by and among Borrower, the Guarantors party thereto, the Lenders party thereto, certain other parties and the Agent (as amended by the First Forbearance (defined below), the “Existing Financing Agreement,” as amended by this Agreement and as further amended, modified and supplemented from time to time, the “Financing Agreement”).

Reference is further made to (i) the Forbearance Agreement and Incremental Amendment to Financing Agreement (the “First Forbearance”), dated as of February 27, 2020, entered into by and among the Borrower, the Guarantors, the Agent and the Incremental Term Lenders and the Required Lenders pursuant to which, among other things the Incremental Term Lenders (defined in the First Forbearance) provided $3,214,285.71 in Incremental Term Loans (defined in the First Forbearance), (ii) the Amendment to Forbearance Agreement and Second Incremental Amendment to Financing Agreement (the “Second Incremental Agreement”), dated as of March 24, 2020, entered into by and among Borrower, the Guarantors, the Required Lenders under the Existing Financing Agreement that are party thereto, the Second Incremental Term Lenders (defined therein) party thereto and Agent, pursuant to which, among other things the Second Incremental Term Lenders (defined in the Second Incremental Agreement) provided $3,061,224.49 in Second Incremental Term Loans (defined in the Second Incremental Agreement), and (iii) the Letter Agreement dated March 24, 2020 by and among Second Incremental Term Lenders and Danny Cuzick pursuant to which Second Incremental Term Lenders agreed to waive the Second Incremental Term Loan Mandatory Prepayment on the terms set forth in such Letter Agreement.  Except as expressly modified hereby, the First Forbearance and the Second Incremental Agreement remain in full force and effect.

Borrower has further requested that the Lenders modify the Existing Financing Agreement to the extent necessary to facilitate the following transactions: (i) the incurrence by Borrower of up to $10,000,000 of loans made thereto by BOKF, N.A. under the “Paycheck Protection Program” authorized by the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) (the “PPP Loans”); (ii) designation of the PPP Loans as Permitted Indebtedness; (iii) modify the First Forbearance to add additional Specified Defaults and modify the definition of Forbearance Termination Date and (iv) modify certain covenants in the First Forbearance and Second Incremental Agreement.

Pursuant to the First Forbearance, as modified by the Second Incremental Agreement, the Lenders and the Agent agreed to forbear from exercising certain rights, remedies, powers, privileges and defenses under the Financing Agreement and the other Loan Documents, for the period of time set forth therein and subject to the terms and conditions thereof, solely with respect to the Specified Defaults defined in the First Forbearance, as modified by the Second Incremental Agreement.  The Loan Parties now request that the definition of “Specified Defaults” be modified to include in addition to the previously scheduled Specified Defaults, the following additional Defaults and Events of Default and/or expected or anticipated Events of Default arising under the Financing Agreement, the First Forbearance, the Second Incremental Agreement and the other Loan Documents, which shall constitute Specified Defaults for all purposes under the First Forbearance:

(a)Borrower failed to pay interest to Thompson and the Other Thompson Holders when due on April 1, 2020 and July 31, 2020 in respect of the Thompson Note and Other Thompson Notes and failed to pay principal, accrued interest, and other amounts due to Thompson and the Other Thompson Holders upon maturity on July 31, 2020 of the Thompson Note and Other Thompson Notes;

(b)Thompson gave notice of  Default for failure to pay interest to Borrower on April 15, 2020;

(c)Borrower failed to fully consummate the acquisition of, and receive all documentation required to transfer free and clear, title to each Moyes CNG tractor into the name of EVO Equipment Leasing, LLC and to reflect on such titles the lien in favor of Collateral Agent shall have been received by Borrower from Moyes on or before April 15, 2020, as required by Section 4.06 of the Second Incremental Agreement;

(d)Borrower failed to enter into an agreement with Thompson pursuant to which Thompson was to agree that (i) all payments due to Thompson pursuant to the Thompson NPA, including without limitation payments due pursuant to Section 6 thereof, and all payments due to Thompson under the Thompson Note, including without limitation any interest payments, shall be paid only in kind until the maturity date of the Thompson Note and (ii) the maturity date of the Thompson Note shall be extended until July 31, 2021;

(e)Borrower failed to enter into an agreement with the Other Thompson Holders  pursuant to which the Other Thompson Holders were to agree that (i) all payments due to Other Thompson Holders pursuant to the Thompson NPA, including without limitation payments due pursuant to Section 6 thereof, and all payments due to Other Thompson Holders under the Other Notes, including without limitation any interest payments, shall be paid only in kind until the maturity date of the Other Note and (ii) the maturity date of the Other Notes shall be extended until July 31, 2021;

(f)Borrower failed to pay interest to John Lampsa and Ursula Lampsa (the “Lampsas”) when due on April 1, 2020 and thereafter in respect of the Promissory Note dated February 1, 2019 between Borrower and the Lampsas (the “Lampsa Note”) and expects to fail to make future interest payments to the Lampsas;

(g)Environmental Alternative Fuels, LLC failed to pay interest to Danny Cuzick (“Cuzick”) when due on August 1, 2020 in respect of the Promissory Note dated January 30, 2017 between Environmental Alternative Fuels, LLC and Cuzick (the “Cuzick Note”) and expects to fail to make future interest payments to Cuzick;

(h)Borrower failed to pay interest to Billy (Trey) Peck Jr. ( “Peck”) when due on or before August 5, 2020 and thereafter in respect of the Promissory Note dated June 1, 2018 between Borrower and Peck (the “Peck Note”) and expects to fail to make future interest payments to Peck;

(i)Borrower failed to make Mandatory Prepayments upon the sale of certain light duty vehicles for $312,000 in 2020, the proceeds of which are held in an existing segregated deposit account that is subject to an existing Control Agreement;

(j)Borrower failed to keep certain of its trade payables and other ordinary course of business obligations and expenses paid on a current basis according to the terms thereof;

(k)Borrower failed to timely deliver quarterly and annual financial statements to Agent and Lenders and expects to fail to deliver timely financial statements in the future;

(l)Sheehy Mail Contractors, Inc. failed to timely deliver certain Borrower financial statements to First Business Bank pursuant to the First Business Bank Notes and First Business Bank gave notice of  Default for failure to deliver financial statements to Sheehy Mail Contractors, Inc. and Borrower on August 18, 2020;

(m)Sheehy Mail Contractors, Inc. failed to pay principal, accrued interest, and other amounts due to First Business Bank pursuant to the First Business Bank Notes on or before September 15, 2020; and

(n)the Guarantors executed guarantees in favor of Daimler related to the acquisition of certain equipment, including prior acquisitions.

For avoidance of doubt, except as specified below, the inclusion of the Defaults and Events of Default listed above as Specified Defaults does not constitute a waiver or suspension of the Loan Parties covenant to perform such actions, which obligation remains in full force and effect as modified in this Agreement, and the modification of such covenants in this Agreement does not relieve or waive the existing Defaults or Events of Default specified hereinabove.  Specified Default (a) above is waived.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties, the Agent and the Lender hereby agree as follows:

Section 1.Definitions and Rules of Interpretation.  Except as otherwise defined in this Agreement, terms defined in the Financing Agreement, the First Forbearance, the Second Incremental Agreement or the other Loan Documents are used herein as defined therein.  For purposes of this Agreement, the following terms shall have the following meanings:

1.01.Defined Terms.

(a)“Balance Date” has the meaning set forth in Section 3.01(c).

(b)“Daimler Guaranty” has the meaning set forth in Section 2.02(b).

(c)“DRO Claim” has the meaning set forth in Section 7.05.

(d)“Effective Date” has the meaning set forth in Section 8.

(e)“Finkle Companies” has the meaning set forth in Section 6.03(a).

(f)“Lender Parties” has the meaning set forth in Section 10.

(g)“Releasing Party” and “Releasing Parties” have the meanings set forth in Section 10.

(h)“Ritter Companies” has the meaning set forth in Section 6.03(a).

(i)“Third Incremental Warrant” has the meaning set forth in Section 4.13.

(j)“USPS” has the meaning set forth in Section 7.05.

1.02.Rules of Interpretation.  Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section or Exhibit shall be to a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.[Reserved].

Section 3.Amendment to First Forbearance.

3.01.The following definitions are added to the First Forbearance in alphabetical order:

“Cuzick” means Danny Cuzick.

“Cuzick Note” means the Promissory Note dated January 30, 2017 between Environmental Alternative Fuels, LLC and Cuzick.

“First Business Bank Notes” means the promissory notes made by Sheehy Mail Contractors, Inc. in favor of First Business Bank dated as of November 29, 2016 and February 15, 2019.

“Lampsas” means John Lampsa and Ursula Lampsa.

“Lampsa Note” means the Promissory Note dated February 1, 2019 between Borrower and the Lampsas.

“Peck” means  Billy (Trey) Peck Jr.

“Peck Note” means the Promissory Note dated June 1, 2018 between Borrower and Peck.

3.02.Amendment of Forbearance Termination Date.  The definition “Forbearance Termination Date” set forth in Section 1.01 of the First Forbearance is amended by (i) deleting clause (a) and replacing it with “(a) December 31, 2020,” (ii) deleting the “or” following “(c)” and (iii) by inserting the following at the end thereof:

“, (d) if Dan Thompson II LLC or any successor or assign (“Thompson”), or holders other than Thompson of a note issued under the Secured Convertible Promissory Note Purchase Agreement (“Thompson NPA”) or any successor or assign (“Other Thompson Holders”) commences, including by the giving of any notice, a judicial or non-judicial action to enforce any of Thompson’s or any Other Thompson Holder’s rights and remedies in respect of (i) all payments due to Thompson or such Other Thompson Holder pursuant to the Thompson NPA, including without limitation payments due pursuant to Section 6 thereof, and (ii) all payments due to Thompson or any Other Thompson Holder under the Secured Convertible Promissory Note in favor of Thompson or such Other Thompson Holder; (e) if any one or more of Cuzick, the Lampsas or Peck, or any successor or assign of any of them, commences, including by the giving of any statutory notice of disposition, a judicial or non-judicial action to enforce any one or more of Cuzick, the Lampsas or Peck’s rights and remedies in respect of all payments due to any one or more of Cuzick, the Lampsas or Peck pursuant to any one or more of the Cuzick Note, the Lampsa Note or the Peck Note; or (f) if First Business Bank, or any successor or assign thereof, commences, including by the giving of any notice, a judicial or non-judicial action to enforce First Business Bank’s rights and remedies in respect of all payments due to it pursuant to the First Business Bank Notes.”

3.03.Amendment to Section 4.08 of the First Forbearance.  Section 4.08 of the First Forbearance is hereby amended by restating it in its entirety as follows:

“4.08.Triumph Business Capital.  The A/R Lenders, including, without limitation, Transport Financial Solutions, shall continue to make advances to the applicable “Seller” under the various A/R Credit Agreements in the same manner, including the making of A/R Loan advances in excess of the formula provided for in such A/R Credit Agreements, as such advances were being made on the Second Amendment Effective Date under the Financing

Agreement, including without limitation, advancing $3,300,000 per week in the aggregate on an average basis each month under all of the A/R Credit Agreements, subject to adjustment for changes in the Loan Parties’ eligible receivables, tested monthly on the first Friday of each month with respect to the most recently ended month on each such test date by delivery on such date of an officer’s certificate showing compliance or non-compliance with the requirements of this Section 4.08.”

3.04.Amendment to Section 4.09 of the First Forbearance.  Section 4.09 of the First Forbearance is hereby amended by restating it in its entirety as follows:

“4.09.Compliance with 2020 Budget; Monthly Budget Updates.

(a)Commencing with respect to the Budget delivered within five (5) Business Days following the Second Amendment Effective Date defined in the Financing Agreement, the operations of the Loan Parties shall comply with the revised 2020 Budget delivered within five (5) Business Days following the Second Amendment Effective Date, including, without limitation, receipt of advances under the A/R Credit Agreements made to the Loan Parties in the aggregate in the budgeted amount for the then most recently completed budget period, tested on Friday of the second week of each budget period with respect to the most recently ended four week budget period by delivery on such date of an officer’s certificate showing compliance or non-compliance with the requirements of this Section 4.09(a).

(b)Borrower shall also deliver an updated 2020 Budget, broken out by month and otherwise in form and substance acceptable to Required Lenders, including, without limitation, entries for advances under A/R Credit Agreements, gross revenue and net revenue, for each month that commences during the Forbearance Period with a comparison to the prior 2020 Budget for such month, not later than the twentieth (20th) day of each month immediately prior to the month to which such updated 2020 Budget pertains.  The first such updated 2020 Budget is due October 20, 2020.  For avoidance of doubt, delivery of an updated 2020 Budget shall not constitute a waiver of any failure of the Loan Parties to comply with minimum or maximum accounts reflected on the 2020 Budget delivered within five (5) Business Days following the Second Amendment Effective Date.”

3.05.Amendment to Section 4.10(b) of the First Forbearance.  Section 4.10(b) of the First Forbearance is hereby amended by restating it in its entirety as follows:

“(b)Minimum Cash Flow.  Company and its Subsidiaries shall not permit total cash flow with respect to each full month during the Forbearance Period less expenditures paid in cash during such month by the Company and its Subsidiaries, to be less than amounts specified below (or in the case of a negative number denoted by “< >,” more negative) for such month:

Period	Cash Flow Net of Expenditures
Five weeks ending on 10/30/2020	$1,263,000
Four weeks ending on 11/27/2020	<$4,390,000>
Five weeks ending on 1/1/2021	$3,856,000

For purposes of compliance with this Section 4.10(b), the Borrower shall exclude from the calculation of “Cash Flow Net of Expenditures” all costs and expenses payable by Borrower of the Borrower, the Agent and the Lender, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with this Agreement through the Effective Date, as well as the cash proceeds of (i) the DRO Claim, (ii) the CNG Credit Proceeds, and (iii) the proceeds of the PPP Loan.  In the event of non-compliance with this Section 4.10(b), if the Borrower receives additional cash equity contributions in the aggregate amount equal to or greater than the applicable cash flow shortfall within ten (10) Business Days after the applicable measurement date in immediately available funds (a “Minimum Cash Flow Cure”) in consideration of issuance to the persons providing such cash equity of Capital Stock of the Borrower that is (x) not Disqualified Capital Stock and on terms and documentation acceptable to Required Lenders and (y) designated as a Minimum Cash Flow Cure in an officer certificate delivered to Administrative Agent, then the Borrower will one time only be deemed to be in compliance with this Section 4.10(b) with respect to the applicable period and Borrower’s cured non-compliance will not be deemed an Event of Default.  Borrower shall use one hundred percent (100%) of each Minimum Cash Flow Cure to make a mandatory prepayment pursuant to Section 2.13(c) of the Financing Agreement within one business day following the date when such Minimum Cash Flow Cure is received by Borrower.

Section 4.Amendment to Second Incremental.

4.01.Amendment to Section 4.04 of the Second Incremental Agreement.  Section 4.04 of the Second Incremental Agreement is hereby amended by deleting it in its entirety.

“4.04.‘Reserved.’”

4.02.Amendment to Section 4.05 of the Second Incremental Agreement.  Each reference to “April 15, 2020” set forth in Section 4.05 of the Second Incremental Agreement is hereby deleted and replaced with a reference to “December 31, 2020,” it being agreed by the Loan Parties that this amendment is intended to reflect the Loan Parties’ continuing obligation to perform the requirements of Section 4.05 of the Second Incremental Agreement and that designating the Loan Parties’ prior failure to timely perform such covenants on or before April 15, 2020 as Specified Defaults does not act as a waiver of the Loan Parties’ continuing obligation to timely perform such covenants on or before December 31, 2020, the failure of which shall remain an Event of Default.

4.03.Amendment to Sections 4.06(a) & (c) of the Second Incremental Agreement.  Sections 4.06(a) and (c) of the Second Incremental Agreement are hereby amended by restating them in their entirety as follows:

“(a) If Dan Thompson II LLC or any successor or assign (“Thompson”) commences, including by the giving of any notice, a judicial or non-judicial action to enforce any of Thompson’s rights and remedies in respect of (i) all payments due to Thompson pursuant to the Secured Convertible Promissory Note Purchase Agreement (the “Thompson NPA”) dated as of July 20, 2018, by and between Thompson and Borrower, including without limitation payments due pursuant to Section 6 thereof, and (ii) all payments due to Thompson under the Secured Convertible Promissory Note (the “Thompson Note”), then it shall be an immediate and incurable Event of Default.  Borrower hereby agrees, pursuant to Section 5.1(u)(D) of the Financing Agreement, to give written notice, together with copies of any materials received by Borrower, of any such commencement to the Agent and Required Lenders within one (1) Business Day following the date upon which Borrower becomes aware of the occurrence of such commencement.”

“(c)If one or more of the holders of notes (the “Other Notes”) other than the Thompson Note issued under the Thompson NPA or any successor or assign (“Other Thompson Holders”) commences, including by the giving of any notice, a judicial or non-judicial action to enforce any of the Other Thompson Holders’ rights and remedies in respect of (i) Thompson NPA, including without limitation payments due pursuant to Section 6 thereof, and (ii) all payments due to Other Thompson Holders under the Thompson Note, then it shall be an immediate and incurable Event of Default.  Borrower hereby agrees, pursuant to Section 5.1(u)(D) of the Financing Agreement, to give written notice, together with copies of any materials received by Borrower, of any such commencement to the Agent and Required Lenders within one (1) Business Day following the date upon which Borrower becomes aware of the occurrence of such commencement.”

4.04.Amendment to Section 4.11 of the Second Incremental Agreement.  The reference to “September 29, 2020” set forth in Section 4.11 of the Second Incremental Agreement is hereby deleted and replaced with a reference to “December 31, 2020.”

4.05. 2020 Budget.  The previously delivered 2020 Budget is amended and restated in its entirety to the form delivered to the Required Lenders within five (5) Business Days following the Effective Date, and any non-compliance with the 2020 Budget as it existed prior to the Effective Date is waived.

Section 5.Amendments to the Financing Agreement.

5.01.Amendment to Section 1.1.The following new definitions are added to Section 1.1 of the Existing Financing Agreement in alphabetical order:

“PPP Loan” has the meaning set forth in clause (n) of the definition of Permitted Indebtedness.

“PPP Program” has the meaning set forth in clause (n) of the definition of Permitted Indebtedness.

“Second Amendment” means the Second Amendment to Forbearance Agreement and Omnibus Amendment To Loan Documents dated as of October 20, 2020, entered into by and among Company, all Subsidiaries of Borrower, as Guarantors, the Required Lenders, the Administrative Agent and Collateral Agent.

“Second Amendment Effective Date” means October 20, 2020.

5.02.Amendment to Definition of Permitted Indebtedness.The definition of Permitted Indebtedness in Section 1.1 of the Existing Financing Agreement is hereby amended by adding new clause (n) thereto as follows:

“(n)Unsecured Indebtedness in an amount not to exceed $10,000,000 in the aggregate incurred by one or more of the Loan Parties pursuant to a “Paycheck Protection Program” loan made by BOKF, N.A. and guaranteed by the Small Business Administration pursuant to Sections 1102 and 1106 and other provisions of the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) (the “PPP Program” and such loan made to the Loan Parties thereunder a  “PPP Loan”), provided that the proceeds of each such PPP Loan are held in an existing segregated deposit account that is subject to an existing Control Agreement and not co-mingled with any other cash of the Loan Parties until used in the operation of the business of the Loan Parties in accordance with Requirements of Law.”

5.03.Amendment to Article V.  Article V of the Existing Financing Agreement is hereby amended by adding new Sections 5.20 and 5.21 thereto as follows:

“Section 5.20.PPP Loan Reporting.  Borrower hereby certifies that as of the Second Amendment Effective Date it has received and expended proceeds of a PPP Loan in the amount of $10,000,000.

5.04.Amendment to Article VI.  Article VI of the Existing Financing Agreement is hereby amended by adding a new Section 6.24 thereto as follows:

“Section 6.24.PPP Loan Compliance.   No Loan Party shall violate any Requirement of Law or applicable contractual obligation in respect of the PPP Loan or any such Loan Party’s participation in the PPP Program, and in particular, no Loan Party shall use any proceeds of the PPP Loan in any manner that is prohibited by such applicable Requirements of Law or contractual obligations.”

5.05.Amendment to Section 8.1(c).Section 8.1(c)(ii) of the Existing Financing Agreement is hereby amended by deleting therefrom the phrase “Section 5.11 or Section 5.13” and inserting in place thereof the phrase “Section 5.11, Section 5.13 or Section 5.19.”

5.06.Joinder of EVO Holding Company as a Borrower for all Purposes.  Effective as of the Effective Date, EVO Holding Company, LLC, heretofore party to the Existing Financing Agreement as a Guarantor, hereby acknowledges and agreed that it shall without need for further action be for all purposes a Borrower under the Financing Agreement with all of the rights, obligations and duties of a Borrower thereunder, principally liable as a Borrower for the full and timely performance of all Obligations under the Loan Documents, including full and timely repayment of all Term Loans, including all incremental loans made after the Closing Date, on a joint and several basis with each other Borrower thereunder, as if EVO Holding Company, LLC had been designated a Borrower on the Closing Date.  Any reference to “Borrower” in the Financing Agreement or any other Loan Document shall be deemed to be a reference to either or both Borrowers as the context may require, and any requirement for performance of any obligation by a “Borrower” shall be an obligation of both Borrowers, for avoidance of doubt.  In furtherance of the foregoing, EVO Holding Company, LLC acknowledges and agrees that it received substantial direct benefit from the funding of the Term Loans on the Closing Date, which were used in part to satisfy the cash purchase price for the acquisition of certain Subsidiaries by EVO Holding Company, LLC on the Closing Date.

Section 6.Acknowledgments and Agreements; Limited Forbearance in Respect of Specified Defaults.

6.01.Acknowledgment of Default.  To induce the Agent and the Lenders to execute this Agreement, each Loan Party hereby acknowledges, stipulates, represents, warrants, covenants and agrees as follows:

(a)Each Specified Default constitutes an Event of Default that (i) has occurred, remains uncured, has not been waived and is continuing as of the date of this Agreement and cannot be cured or (ii) is expected to occur during the Forbearance Period and will not be able to be cured.  Except for the Specified Defaults, no other Defaults or Events of Default have occurred and are continuing as of the date hereof, or to the best of its knowledge are expected to occur.

(b)Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default (including any Specified Default) that has occurred or that may occur under the Financing Agreement, the other Loan Documents or applicable law.  The Agent’s and the Lender’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to each of them in each such Person’s sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Forbearance Period.

(c)The aggregate outstanding principal amount of the Loans as of September 30, 2020 (the “Balance Date”) (including loans made on the Closing Date and pursuant to the First Forbearance, and interest paid in kind pursuant to Section 2.7(b) of the Financing Agreement) was equal to $32,179,708.33 and accrued and unpaid interest thereon (excluding interest paid “in kind”) as of the Balance Date was equal to $321,797.08.  The foregoing amounts do not include interest from the Balance Date through the Term Loan Maturity Date and the fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(d)All of the assets, including to the extent of the DRO Mandatory Prepayment, the DRO Claim, that are pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Agent pursuant to the Collateral Documents are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by the Financing Agreement.  Each Loan Party hereby reaffirms and ratifies its prior conveyance to the Agent pursuant to the Collateral Documents of a continuing security interest in and Lien on the Collateral.

(e)The obligations of the Loan Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, constitute “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

(f)All interest accruing and/or payable during the Forbearance Period shall be paid in immediately available United States Dollars on the date when due pursuant to the Financing Agreement.

(g)Each Lender has acted reasonably, in good faith, and in compliance with applicable law in connection with the negotiation and enforcement of the Financing Agreement, the other Loan Documents, and this Agreement.

(h)As of the Effective Date, no Restricted Junior Payments of the type described in clause (a), (b) or (c) of such definition have occurred, been requested, noticed, demanded or otherwise triggered, nor are otherwise due, owing and unpaid.

(i)As of the Effective Date, no financial advisor engagement letters and/or fee letters (regardless of how styled) that provide for either (i) a retainer or (ii) a “tail” or “success” fee are in effect and no such amounts are owed by a Loan Party.

6.02.Forbearance; Partial PIK Interest.  The First Forbearance and the covenants and agreements set forth therein remain in full force and effect except as expressly modified in this Agreement.  Each Term Lender, by written notice to the Borrower and the Administrative Agent, may in its sole and absolute discretion elect to be paid interest in kind, rather than in cash, until the earlier of the Forbearance Termination Date and December 31, 2020, all interest payable to such Lender that accrues under the Financing

Agreement or any other Loan Document, including the First Forbearance and the Second Incremental Agreement on the Obligations at the rate of Seventeen Percent (17%) per annum and capitalized on the applicable Interest Payment Date, provided that each Lender that does not elect in writing to receive in kind all interest payable to it shall be paid interest due to such other Lender in cash when due on the applicable Interest Payment Date.  In this regard, Antara Capital Master Fund LP, as a Lender, the sole Incremental Term Lender, and the sole Second Incremental Term Lender and each other Lender that consents to receive interest paid in kind hereby waives the benefit of Section 2.16 of the Financing Agreement, but solely as it applies to the payment of cash interest prior to the earlier of the Forbearance Termination Date and December 31, 2020.  Antara Capital Master Fund LP, as a Lender, the sole Incremental Term Lender, and the sole Second Incremental Term Lender, for itself alone and not the other Lenders, hereby consents to receive interest payable to it in kind prior to the earlier of the Forbearance Termination Date and December 31, 2020.

Section 7.Covenants.

7.01.Ritter & Finkle Companies.  The Loan Parties shall, or shall cause the satisfaction of, each of the following in form and substance acceptable to Required Lenders:

(a)Within fifteen (15) Business Days following the Effective Date, the Loan Parties shall deliver to Lenders and Agent (x) an officer’s certificate certifying a current schedule of deposit accounts and securities accounts held at any financial institution in the name of any one or more of (i) Ritter Transport, Inc., (ii) John W. Ritter Trucking, Inc., (iii) Johmar Leasing Company, LLC, (iv) Ritter Transportation Systems, Inc. (the Loan Parties identified in (i) though (iv) are the “Ritter Companies”), (v) Finkle Transport Inc. and (vi) Courtlandt and Brown Enterprises L.L.C. (the Loan Parties identified in (v) and (vi) are the “Finkle  Companies”), and (v) EVO Holding Company LLC that are open as of the date of such delivery, and (y) shall with respect to any such account that is not subject to a written Control Agreement in favor of Agent deliver to Agent one or more fully executed Control Agreement(s) in form and substance reasonably acceptable to Agent and Required Lenders with respect to all such accounts;

(b)Within fifteen (15) Business Days following the Effective Date, the Loan Parties shall deliver to Lenders and Agent (x) duly issued equity certificates in favor of EVO Holding Company LLC for 100% of the Capital Stock of each of the Ritter Companies, (y) duly executed stock powers delivered “in blank” by EVO Holding Company LLC as pledging holder and (z) an officer’s certificate certifying that the certificates evidence all of the issued and outstanding equity of such companies;

(c)Within thirty (30) Business Days following the Effective Date, the Loan Parties shall deliver to Required Lenders and the Agent satisfactory evidence that Agent is the registered lienholder on all vehicles that are subject to a certificate of title and that (x) are registered to any of the Ritter Companies or Finkle Companies, and (y) are not subject to an outstanding Lien in favor of an Equipment Lender in existence on September 16, 2019;

(d)Borrower shall immediately deliver to Required Lenders, and hereafter concurrently with delivery to any other person, in connection with any new or existing financing transaction, including, without limitation, a financing under the “Main Street Lending Program,” all financial information regarding the Ritter Companies, including without limitation, monthly, quarterly and annual financial statements for the Ritter Companies;

(e)Within five (5) Business Days following the Effective Date, the Loan Parties shall deliver to Required Lenders and the Agent satisfactory evidence, including without limitation an officer’s certificate, that all equipment and other real or personal assets of any kind or description, including without limitation vehicles, that are primarily used to conduct the business of  any one or more of the Ritter Companies, regardless of the location, are actually owned or leased by one of the immediately foregoing listed companies; and

(f)The Loan Parties shall maintain in the name of the Ritter Companies or the Finkle Companies, as applicable, all bank accounts, equipment that  is subject to a certificate of title, and all agreements with third parties applicable to either of them, to the extent in effect on or after the date hereof.  Without limiting the foregoing, during the Forbearance Agreement the Loan Parties shall:

(1)not transfer, retitle, terminate or close, as applicable, any assets or equipment, including without limitation any data of any type, including brand intellectual property, operational intellectual property, computer systems, customer lists, routes, schedules, price table and schedules, payroll information, insurance and bank accounts, owned or leased by any of the Ritter Companies or Finkle Companies without the prior written consent of the Required Lenders (or Agent acting at the direction of the Required Lenders);

(2)not assign any order, agreement or contract under which service is or is contemplated to be provided to any shipper to which any of the Ritter Companies or Finkle Companies is a party without the prior written consent of the Required Lenders (or Agent acting at the direction of the Required Lenders);

(3)maintain a list of all drivers and other personnel utilized by any of the Ritter Companies or Finkle Companies, regardless of their employer or the location of their place of employment;

(4)maintain in effect property and liability insurance coverage with respect Finkle Companies consistent with insurance coverage in place as of the Effective Date and consistent with the Financing Agreement;

(5)maintain the Ritter Companies and the Finkle Companies in good standing, pay all maintenance taxes and fees therefore and observe all corporate formalities therefore;

(6)maintain all personnel currently on the payroll at a Ritter Company or a Finkle Company as an employee thereof unless terminated from any relationship with the Loan Parties in the ordinary course of business; and

(7)except in connection with performance of services, not relocate the regular terminal location for any asset of any of the Ritter Companies to a location that is more than 100 miles from Laurel, Maryland without the prior written consent of the Required Lenders (or Agent acting at the direction of the Required Lenders).

7.02.Transition Services Agreement.  The Loan Parties shall have executed and delivered on the Effective Date a transition services agreement in the form attached hereto as Exhibit A and to the extent modified, otherwise acceptable to the Required Lenders and the Collateral Agent in form and substance.

7.03.Expenses.  In furtherance of and without limiting any such obligation under the Financing Agreement, Borrower shall pay on a current basis and in cash all costs and expenses of the Agent and the Lender, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with this Agreement, the transactions contemplated by this Agreement, the Loan Documents and the Obligations thereunder, together with any reimbursable amounts and indemnified amounts owed to the Agent or any Lender pursuant to the Financing Agreement.

7.04.Opinions.  Within ten (10) Business Days following the Effective Date, the Required Lenders shall have received a favorable written opinion covering due authorization, execution and delivery of this Agreement and the equity issuance referred to in Section 7.15, addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

7.05.United States Post Office DRO Claim.  Unless Borrower determines by a decision of its board of directors to forbear from pursuing same, Borrower shall use its best efforts to pursue a claim for reimbursement from the United States Postal Service (“USPS”) with respect to services provided by the Loan Parties pursuant to one or more of their “Dynamic Route Optimization” contracts with the USPS (the “DRO Contracts”) for the period from the inception date of the applicable DRO Contracts to the Effective Date (the “DRO Claim”). The Loan Parties will take all steps necessary for the DRO Claim, including for avoidance of doubt any settlement or other full or partial satisfaction and the proceeds therefrom, unless deposited into an account subject to a first priority security interest held by Triumph, to constitute Collateral for the Obligations in which the Administrative Agent shall have a first priority perfected security interest pursuant to the Collateral Documents, including procurement of a written agreement between the Loan Parties, the Administrative Agent, and Triumph in form and substance acceptable to Required Lenders, no later than October 31, 2020.  Loan Parties agree that Borrower shall, without requirement of further notice or demand, make from the first $5,000,000 of Net Proceeds of the DRO Claim one or more mandatory prepayments to Agent in the ratable amount of forty-five percent of such Net Proceeds, to Triumph in the ratable amount of forty-five percent of such Net Proceeds and may retain ten percent of such Net Proceeds for general corporate purposes within one Business Day after receipt of immediately available funds in respect of such DRO Claim proceeds.  All amounts paid to the Agent shall be applied first to pay all interest then owing and unpaid in respect of the Term Loans and second to reduce the outstanding principal balance of the Term Loans without any Prepayment Premium and third, any remainder to the Obligations (the “DRO Mandatory Prepayment”).  The first $5,000,000 of aggregate Net Proceeds of the DRO Claim, if any, shall be received by a Loan Party, deposited by such Loan Parties only into a deposit account that is subject to a fully executed Control Agreement, with Administrative Agent and/or Triumph and used only to make a DRO Mandatory Prepayment except to the extent paid to Triumph or retained by Borrower in accordance with this Section 7.05.  Administrative Agent’s share of the first $5,000,000 of aggregate Net Proceeds of the DRO Claim shall not be retained by Triumph or payable by any Loan Party to Triumph, and if initially received by Triumph such proceeds shall be released by Triumph to the Borrower for application to general corporate purposes within two (2) Business Days of such receipt of DRO Claim proceeds by Triumph and handled by the Loan Parties in accordance with this Section 7.05.  Any proceeds of the DRO Claim received by the Loan Parties not payable as a DRO Mandatory Prepayment shall be retained by the Borrower for its general corporate purposes or paid to Triumph.  The Loan Parties’ obligation to make the DRO Mandatory Prepayment shall terminate and no such prepayment shall be required following the satisfaction of both (x) the Term Loans have been prepaid in cash by at least $25,000,000 on or before December 31, 2020 and (y) no Event of Default pursuant to Section 8.1(a) of the Financing Agreement shall have occurred under any Loan Document prior to such full or partial prepayment.

7.06.Moyes CNG Truck Transaction.  The Loan Parties shall satisfy either (a) of (b):

(a)The acquisition by EVO Equipment Leasing, LLC of 89 used CNG tractors evidenced by that certain “Bill of Sale of 89 9L CNG Tractors from ___________________ (Seller) to EVO Equipment Leasing, LLC (Buyer)” dated October 15, 2019 and executed by Jerry Moyes, for the Seller, and Damon Cuzick, for the Buyer, shall be fully consummated and all documentation required to transfer free and clear title to each such CNG tractor into the name of EVO Equipment Leasing, LLC and to reflect on such titles the lien in favor of Collateral Agent shall have been received by Borrower from Moyes on or before December 31, 2020 and shall be in form and substance reasonably acceptable to Required Lenders ; or

(b)Borrower shall have issued to a commercial escrow holder and under escrow instructions reasonably acceptable to Required Lenders and Borrower  a certificate for 1,174,800 shares of Borrower’s common stock, which certificate will be released from escrow, properly endorsed and delivered to

(1)the Administrative Agent for the ratable benefit of the Lenders based upon their respective Term Loan holdings on the earlier of

a.January 4, 2021 or

b.The date upon which the Obligations under the Financing Agreement have been declared to be, or are deemed to be, immediately due and payable pursuant to Section 8.1 of the Financing Agreement; OR

(2)The Borrower, on the earlier of

a.The satisfaction of the requirements of Section 7.06(a) above on or before January 3, 2021, or

b.The date that the Term Loans have been prepaid in cash by at least $25,000,000 on or before December 31, 2020.

7.07.Trade Payables.  Attached hereto as “Exhibit B” is a consolidated schedule of past due trade payables and other ordinary course of business obligations and expenses of the Borrowers and their Subsidiaries (collectively, the “Past Due Payables”) as of August 31, 2020, reflecting the current aging of such Past-Due Payables as of such date.  On the fifteenth day of each month, Borrower shall deliver to Administrative Agent an updated schedule of Past Due Payables as of the last day on the month just ended.

7.08.Financial Statements; First Business Bank.

(a)On or before October 31, 2020, the Loan Parties shall deliver to Administrative Agent an unaudited consolidated financial statement of the Loan Parties for the six (6) month period ending June 30, 2020 in form reasonably acceptable to the Required Lenders.

(b)On or before October 7, 2020, either deliver to Administrative Agent written evidence that First Business Bank has permanently waived all outstanding events of default in respect of and reinstated the First Business Bank Notes or (ii) refinanced the First Business Bank Notes with Permitted Indebtedness.

7.09.Federal CNG Fuel Rebate.  On or before December 31, 2020, Loan Parties shall have received in the aggregate at least $725,000 in cash after the Effective Date from the United States government on account of rebates, reimbursements or the like in respect of the Loan Parties’ use on compressed natural gas fuel (the “CNG Credit Proceeds”).   The Loan Parties shall promptly provide reasonable evidence to the Required Lenders and Administrative Agent of the receipt of each such payment from the Federal Government, which evidence shall be sufficient to determine that the referenced payment is not on account of services rendered under a freight invoice or contract.

7.10.Three Year Projections.    On or before December 31, 2020, the Loan Parties shall deliver to Administrative Agent an updated three-year forward-looking income statement and cash flow, on a quarterly basis, and otherwise in form and substance reasonably acceptable to the Required Lenders.

7.11.Warrants for Capital Stock.   Within ten (10) Business Days after the Effective Date, pursuant to terms, conditions and documentation acceptable to Required Lenders, and in consideration of the accommodations of the Lenders provided in this Agreement, each of the Lenders shall be ratably granted warrants (the “Third Incremental Warrant”) authorizing such Lender to, on or after January 1, 2021, purchase its ratable share of up to 500,000 shares of the voting common Capital Stock of Borrower EVO Transportation & Energy Services, Inc. issued on terms and documentation acceptable to Required Lenders, at the price of $0.01 (one penny) per share with a ten (10) year expiration, and otherwise on terms and documentation acceptable to Required Lenders.  The foregoing warrants shall be issued by such Borrower free and clear of any withholding or deduction, including on account of any form of Taxes, provided that if any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Tax, then number of options, units, warrants or shares issued by Borrower shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions, withholdings or payments with respect to additional amounts payable pursuant to this Section 7.11), such Agent or such Lender, as the case may be, receives on the due date a net amount of options, units, warrants or shares equal to what it would have received had no such deduction, withholding or payment been required or made.  If, on or before December 31, 2020, the Borrower or any of its Subsidiaries has not repaid or partially repaid the Obligations with the Net Proceeds (in the amount of at least $25,000,000) of a financing under the “Main Street Lending Program”, then Borrower EVO Transportation & Energy Services, Inc. shall upon demand of the Required Lenders issue to the Lenders ratably an additional 1,000,000  warrants pursuant to the Third Incremental Warrant.

7.12.Corporate Restructuring.  Effective immediately, the Loan Parties agree as follows:

(a)EVO not later than October 31, 2020 shall contribute the equity of the Ritter Companies and the Finkle Companies to a new bankruptcy remote subsidiary of EVO Holding Company that itself will be a Guarantor.  The independent director of such new subsidiary will be an employee of CT corporation or similar service of national reputation acceptable to the Required Lenders that is from time to time designated by CT Corporation or such similar service of national reputation acceptable to the Required Lenders;

(b)The Ritter Companies and the Finkle Companies will remain wholly owned by EVO unless the Lenders later elect to exercise remedies in response to an Event of Default;

(c)[Reserved];

(d)Integration of the Ritter Companies and the Finkle Companies is suspended and to the extent feasible, will be promptly reversed;

(e)Excess cash flow (which for clarity is calculated after deducting cash used or to be used to satisfy ordinary course operating expenses of the Ritter Companies and the Finkle Companies, including payroll, benefits, insurance, information technology, and LoadTrek expenses) of the Ritter Companies and the Finkle Companies, before any loan or other distribution to any other Loan Party will be held in Ritter Companies or the Finkle Companies bank accounts that are subject to a perfected lien in favor of Lenders and unless the Required Lenders otherwise consent in advance must be used only for Ritter Companies and the Finkle Companies operations or prepayment of the Obligations;

(f)Any cash transfer to other Loan Parties of excess cash flow of the Ritter Companies and the Finkle Companies that is approved by the Required Lenders must be made as an intercompany demand loan that is not subject to netting and no distributions to other Loan Parties will be permitted; and

(g)The Ritter Companies shall, on terms and documentation satisfactory to the Required Lenders, all be permanently released from their liability and obligations under the Continuing Cross Guaranty dated January 30, 2020 made by the Loan Parties in favor of Mercedes-Benz Financial Services USA LLC (the “Daimler Guaranty”) no later than October 31, 2020. The Finkle Companies shall, on terms and documentation satisfactory to the Required Lenders, all be released to an extent acceptable to the Required Lenders from their liability and obligations under the Daimler Guaranty no later than October 31, 2020; provided, that in any event the liability and obligations of the Finkle Companies under the Daimler Guaranty will be reduced so as not to extend to obligations in respect of more than sixty (60) of the vehicles subject to the Daimler Guaranty.

(h)Michael Bayles shall have been appointed by the Board of Directors as Chief Restructuring Officer with authority.  The Chief Restructuring Officer shall report to the Chief Executive Officer.  The Borrower’s Board of Directors will form a new committee of the board, which committee will: (i) meet on a cadence determined by the committee with the Chief Restructuring Officer and the Chief Executive Officer; (ii) be comprised of Scott Honour, Scott Wheeler, and a member of the Borrower’s Board of Directors appointed by the Required Lenders; and (iii) have authority to resolve any disputes between the Chief Executive Officer and the Chief Restructuring Officer, and so advise the Chief Executive Officer of the committee’s decision and direct the Chief Executive Officer with the resolution of such dispute.  The Borrower’s Board of Directors shall be increased by three members effective no later than October 31, 2020.  The Required Lenders shall be granted the right to designate three voting members of the Borrower’s Board of Directors effective immediately upon the expansion of the board of directors by three members.  For so long as the Borrower has a designated Chief Restructuring Officer, as determined by the Borrower’s Board of Directors, the Chief Restructuring Officer shall effective immediately be appointed as a voting member of the Borrower’s Board of Directors, and one of the ten directors.  Scott Honour will be appointed Chairman of the Borrower’s Board of Directors.  The offices of Chief Executive Officer and Chairman of the Borrower’s Board of Directors shall be held by separate individuals at all times.  The Chief Executive Officer shall remain a member of the Borrower’s Board of Directors.  The Borrower’s board of directors shall not at any time have more than ten (10) voting members.

7.13.Written Reports to Lenders.  The Chief Restructuring Officer and the Chief Operating Officer shall provide weekly written reports to the Administrative Agent for deliver to those Lenders that request the same concerning performance and achievement of milestones, as well as any other topic upon which Lenders reasonably request a report.

7.14.USPS Contract Payments.  The additional compensation in respect of freight to be carried by the Loan Parties heretofore provided by USPS to the Ritter Companies in the approximate amount of $2,500,000 shall not be the subject of an attempt by USPS to recover such amount or any portion thereof from any of the Ritter Companies or the Finkle Companies that is not resolved within ten (10) Business Days, whether by set-off or otherwise, regardless of the identity of the Loan Party that received such compensation, but may be sought to be recovered from other Loan Parties.

7.15.Exchange of Warrants.  Within ten (10) Business Days after the Effective Date, pursuant to terms, conditions and documentation reasonably acceptable to the requesting Lenders, and in consideration of the accommodations of the Lenders provided in this Agreement, all warrants heretofore issued to any Lender and listed on Schedule 7.15 to this Agreement shall on or before the tenth (10th) Business Day following the Effective Date at the election of the Lender holding same be exchanged without any cash consideration for warrants to purchase for $0.01 per share voting common Capital Stock of the Borrower issued on terms and documentation reasonably acceptable to the Required Lenders at the rate of 0.64 warrants for shares of voting common Capital Stock of the Borrower issued on terms and documentation acceptable to the Required Lenders for each share otherwise purchasable by the holder thereof under each warrant listed on Schedule 7.15.  The foregoing shares shall be issued by Borrower free and clear of any withholding or deduction, including on account of any form of Taxes, provided that if any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Tax, then number of shares issued by Borrower shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions, withholdings or payments with respect to additional amounts payable pursuant to this Section 7.15), such Agent or such Lender, as the case may be, receives on the due date a net amount of shares equal to what it would have received had no such deduction, withholding or payment been required or made.

7.16.Shareholder Information.  The Loan Parties shall on the Effective Date deliver to Administrative Agent an officer certificate certifying as of the Effective Date the following:  (i) the aggregate number of shares of voting common Capital Stock of the Borrower that are currently issued and outstanding; (ii) the aggregate number of shares of voting common Capital Stock of the Borrower that Borrower is currently contractually obligated to issue in the future; (iii) the aggregate number of shares of non-voting common Capital Stock of the Borrower that are currently issued and outstanding; (iv) the aggregate number of shares of non-voting common Capital Stock of the Borrower that Borrower is currently contractually obligated to issue in the future; (v) the aggregate number of shares of voting preferred Capital Stock of the Borrower that are currently issued and outstanding; (vi) the aggregate number of shares of voting preferred Capital Stock of the Borrower that Borrower is currently contractually obligated to issue in the future; (vii) the aggregate number of shares of non-voting preferred Capital Stock of the Borrower that are currently issued and outstanding; and (viii) the aggregate number of shares of non-voting preferred Capital Stock of the Borrower that Borrower is currently contractually obligated to issue in the future.

7.17.LoadTrek Warrants.  The warrants for the Company’s common shares required to be delivered to the Lenders, ratably according to their holdings of Term Loans, pursuant to, and in the form required by, Section 10 of Schedule 5.15 of the Financing Agreement and the Letter Agreement concerning the LoadTrek acquisition dated September 16, 2019 between Company and Antara Capital shall be delivered no later than October 31, 2020.

7.18.Additional Covenants of the Loan Parties.  The Loan Parties failure to perform their obligations under any provision of this Section 7.18 shall be an immediate Event of Default and will terminate the Forbearance Period:

(a)Stakeholder Support.  The USPS has provided additional compensation in the aggregate amount of approximately $4,000,000 in respect of freight to be carried by the Loan Parties, which additional compensation is not recoverable from any of the Ritter Companies or the Finkle Companies by set-off or otherwise regardless of the identity of the Loan Party that received such compensation, but may be recovered against other Loan Parties.  The foregoing additional compensation shall not be considered DRO Claim proceeds for purposes of this Agreement.  Triumph Business Capital (“Triumph”) has verbally agreed to increase its aggregate advances to the Loan Parties by $200,000 per week to an aggregate total for all Loan Parties of $3,300,000 per week on an average basis each month, subject to adjustment for later reductions in the Loan Parties’ eligible receivables so long as such reduced level of eligible receivables was computed using the same methodology as was in effect on the Effective Date, and no later than October 31, 2020, Triumph shall have agreed in writing to not require turnover of any portion of the compensation.

(b)Vehicle Title Information.  Not later than October 31, 2020, the Administrative Agent shall have received a certified copy of updated inventory of rolling stock owned or leased by any Loan Party that is subject to a certificate of title, which inventory shall specify VIN number, description of type, make and model, and lienholder or lessor in each case for each listed vehicle.

Section 8.Representations and Warranties.  Each of the Loan Parties represents and warrants to the Agent and the Lenders that (a) the representations and warranties set forth in Article IV of the Financing Agreement (other than the Excepted Representations), and in each of the other Loan Documents, are true and complete on the Effective Date as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to Article IV of the Financing Agreement to “this Agreement” included reference to this Agreement, (b) no Loan Party maintains any deposit accounts, securities accounts or commodities accounts except as set forth on Schedule 4.30 to the Financing Agreement and (c) Schedule 4.2 to the Financing Agreement accurately sets forth the ownership of all of the equity interests issued by Borrower and each other Loan Party as of the date hereof.

Section 9.Conditions Precedent.  The effectiveness of this Agreement and the obligations of the Lender hereunder are subject to the satisfaction, or waiver by the Lender, of the following conditions, the date upon which all such conditions are satisfied or waived by Required Lenders being the “Effective Date:”

9.01.Counterparts.  Receipt by Agent of counterparts of this Agreement executed by Borrower, each Guarantor and Lenders constituting the “Required Lenders” under the Existing Financing Agreement.

9.02.Expenses.  Payment, in cash, of all costs and expenses of the Agent and the Lender incurred in respect of this Financing Agreement since February 27, 2020, including without limitation all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with the negotiation, preparation and consummation of this Agreement, the warrant agreement and related work, as per invoice delivered concurrently with the Effective Date.

9.03.Form of Opinions. The Required Lenders shall have received a draft form of favorable written opinion covering due authorization, execution and delivery of this Agreement and the equity issuance referred to in Section 7.15, addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

9.04.Collateral Documents.  The Agent and its counsel shall be satisfied that all control agreements and other Collateral Documents required under the Loan Documents have been delivered and are in full force and effect, and all required perfection and priority steps with respect thereto shall have been taken.

9.05.No Default.  No Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

9.06.Representations and Warranties.  As of the Effective Date, the representations and warranties contained in this Agreement, the Financing Agreement (other than the Excepted Representations) and in each other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

9.07.Mandatory Prepayment.  Borrowers shall pursuant to Section 2.13(a) of the Financing Agreement make a mandatory prepayment of Net Proceeds in the amount of $312,000 arising from the sale of certain light duty vehicles.

9.08.Officer Certificate.  A certificate of an officer of Borrower as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents or will execute any other documents in connection herewith on behalf of the Obligors.

9.09.Corporate Documents.  Certified copies duly enacted resolutions of, or consents by, the governing body or person of each Loan Party authorizing the making and performance by it of this Agreement.

9.10.Revised 2020 Budget.  The Loan Parties shall have delivered a revised 2020 Budget in form and substance acceptable to the Required Lenders.

9.11.Other.  All documents, certificates and instruments relating to this Agreement shall be in form and substance acceptable to the Lenders.

Section 10.No Waiver; Reservation of Rights.  The Agent and each of the Lenders have not waived, and are not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Financing Agreement any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agent or the Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents or the occurrence thereof or any other action by Loan Parties and no acceptance of partial performance or partial payment by the Agent or the Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense, nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default.  The rights, remedies, powers, privileges and defenses provided for herein, in the Financing Agreement and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agent and the Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved.  Notwithstanding the existence or content of any communication by or between the Borrower or any Guarantor and the Agent or any Lender, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agent or any Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by authorized representatives of the percentage of Lenders required under the applicable provisions of the Financing Agreement, the applicable Loan Parties and every other entity deemed necessary or desirable by the percentage of Lenders required under the applicable provisions of the Financing Agreement.  Borrower and each Guarantor acknowledge and agree that, both before and after giving effect to this Agreement, Borrower and each Guarantor are, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations, without defense, counterclaim or offset of any kind.  The Borrower and each Guarantor hereby ratify and reaffirm the validity, enforceability and binding nature of such Obligations both before and after giving effect to this Agreement (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity).  Borrower and each Guarantor hereby ratify and reaffirm the validity and enforceability (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) of the Liens and security interests granted to Collateral Agent for the benefit of the Secured Parties to secure all of the Obligations by Borrower and each Guarantor pursuant to the Loan Documents to which any of Borrower or such other Guarantor is a party and hereby confirm and agree that notwithstanding the effectiveness of this Agreement, and except as expressly amended by this Agreement, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects.

Section 11.Releases.

11.01.Loan Party Release.  Each Loan Party, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Loan Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Financing Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

11.02.Second Incremental Term Lender Limited Release.  Strictly subject to the determination of the Second Incremental Term Lender in its sole discretion that the Loan Parties have fully satisfied the following conditions precedent to the effectiveness of this paragraph, such conditions precedent being that both (x) the Term Loans have been prepaid in cash by at least $25,000,000 on or before December 31, 2020 and (y) no Event of Default shall have occurred under any Loan Document prior to such full or partial prepayment ((a) and (b) being the “Release Conditions”), the Second Incremental Term Lender, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under the Second Incremental Term Lender, past and present employees, agents, representatives, officers, directors, managers, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Lender Releasing Party” and collectively, the “Lender Releasing Parties”), does, effective only upon the satisfaction of the Release Conditions as provided herein, hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, each live person that is a past or present employee, agent, representative, officer, director, or manager of one or more of the Loan Parties (collectively hereinafter the “Released Persons”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, controversies, damages, judgments, expenses, executions, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Persons, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the Effective Date in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Financing Agreement or any other Loan Document and the transactions contemplated thereby (the “Lender Release”), save and except that each Released Person, as an additional express condition subsequent to the effectiveness of this release and in consideration of the effectiveness of this Release following the Release Conditions and by accepting or asserting the benefit of this Lender Release hereby acknowledges and agrees that this Lender Release is not intended to, and shall not be construed to apply to or constitute a release of (X) any lien, covenant, collateral, undertaking or obligation of a Released Person (collectively, the “Retained Undertakings”) under, or (Y) any continuing or future Default or Event of Default in respect of, in any such case the Financing Agreement or any other Loan Document, nor shall the Lender Release prevent the full enforcement of all rights and remedies of the Agent and the Lenders and their respective successors and assigns that is available under any Loan Document, at law or in equity.  Each Released Person, as an additional express condition subsequent to the effectiveness of this release and in consideration of the effectiveness of this Release following the Release Conditions and by accepting or asserting the benefit of this Lender Release hereby acknowledges and agrees that (i) each Loan Document and each other agreement or undertaking executed and delivered by each such Released Person in connection with the Financing Agreement or any other Loan Document remains in full force and effect, effective against such Released Person in accordance with its terms, notwithstanding the effectiveness of this Lender Release, and (ii) such Lender Released Person shall take all steps reasonably requested by the Required Lenders to reaffirm and perform all of such person’s obligations under the Loan Documents and the Retained Undertakings, and deliver to the Lenders the benefit of the Retained Undertakings.  For avoidance of doubt, each Loan Party hereby acknowledges and agrees that no Loan Party is entitled to the benefit of this Lender Release and each Lender Releasing Party hereby retains as against all Loan Parties all of its claims and causes of action at law and in equity under any theory whatsoever, and all rights and remedies under the Financing Agreement, the other Loan Documents and any other agreement or undertaking executed and delivered by any Loan Party or Released Person in connection with the Financing Agreement or any other Loan Document, at law or in equity.  This Lender Release is not binding on any of (i) any Lender that does not execute this Agreement, (ii) the Administrative Agent or (iii) the Collateral Agent.

Section 12.Confirmation of Loan Documents.  Each of the Loan Parties hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party, and each of the Guarantors hereby confirms its obligations under Article VII of the Financing Agreement.  By its execution on the respective signature lines provided below, each of the Loan Parties hereby acknowledges and agrees that the Financing Agreement, as amended by this Agreement, remains in full force and effect and is enforceable by the Agent and the Lenders pursuant to its terms.  By its execution on the respective signature lines provided below, each of the Loan Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Collateral Documents to which it is a party and confirms that all references in such Collateral Documents to the “Financing Agreement” (or words of similar import) refer to the Financing Agreement as amended hereby without impairing any such obligations or Liens in any respect.  For avoidance of doubt, the release provided in Section 11.02 does not in any manner reduce any of the obligations of the Loan Parties under the Loan Documents.

Section 13.  Amendments.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Borrower and the Required Lenders (or Agent acting at the direction of the Required Lenders).

Section 14.  Miscellaneous.  Except as herein expressly provided, the Financing Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect.  This Agreement is a “Loan Document” under the Financing Agreement for all purposes and all obligations of the Loan Parties under this Agreement are Obligations under the Financing Agreement.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without application of any choice of law provisions that would require the application of the law of another jurisdiction.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:
EVO TRANSPORTATION & ENERGY
SERVICES, INC., a Delaware corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

EVO HOLDING COMPANY LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

GUARANTORS:
EVO CNG, LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

THUNDER RIDGE TRANSPORT, INC.,
a Missouri corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

EVO EQUIPMENT LEASING, LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

EVO SERVICES GROUP, LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

FINKLE TRANSPORT INC.,
a New Jersey corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

RITTER TRANSPORT, INC.,
a Maryland corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

JOHN W. RITTER TRUCKING, INC.,
a Maryland corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

W.E. GRAHAM, INC.,
a Tennessee corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

URSA MAJOR CORPORATION,
a Wisconsin corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

SHEEHY MAIL CONTRACTORS, INC.,
a Wisconsin corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

J.B. LEASE CORPORATION,
a Wisconsin corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

JOHMAR LEASING COMPANY, LLC,
a Maryland limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

COURTLANDT AND BROWN ENTERPRISES
L.L.C.,
a New Jersey limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

RITTER TRANSPORTATION SYSTEMS, INC.,
a Maryland corporation

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

TITAN CNG LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

ENVIRONMENTAL ALTERNATIVE FUELS,
LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

EVO LOGISTICS LLC,
a Delaware limited liability company

By:	/s/ Thomas J. Abood
	Name:	Thomas J. Abood
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT AND COLLATERAL
AGENT

Cortland Capital Market Services
LLC, as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Associate Counsel

LENDERS

ANTARA CAPITAL MASTER FUND LP
As a Lender under the Existing Financing Agreement
and as a Second Incremental Term Lender

By:		Antara Capital LP,
not in its individual corporate capacity,
but solely as Investment Advisor and agent

By:		Antara Capital GP LLC,
its general partner

By:	/s/ Himanshu Gulati
	Name:	Himanshu Gulati
	Title:	Managing Member

2

Schedule 7.15

Lender	Warrant Number	Warrant Shares
Antara Capital Master Fund LP	36	943,797
Corbin ERISA Opportunity Fund Ltd.	38	81,203
Antara Capital Master Fund LP	43	3,650,000
Antara Capital Master Fund LP	45	3,250,000

Exhibit A – Form of Transition Services Agreement

[Omitted]

Exhibit B – Trade Payables

[Omitted]